EXHIBIT 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is made the 1st day of January, 2019.

BETWEEN:

Lexaria Bioscience Corp., a company duly incorporated under the laws of the State of Nevada and having its office at #100 – 740 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P7

(hereinafter referred to as the “Company”)

AND:

C.A.B. Financial Services Ltd., a company duly incorporated under the laws of British Columbia and having its office at [**]1

(hereinafter referred to as the “Consultant”)

WHEREAS:

A.	The Company is a publicly traded corporation involved, on its own, and through its subsidiaries, in the research and development of its patented technology for use in the nicotine, pharmaceutical, hemp and cannabis industries (“Work”).

B.	The Consultant has certain specialized skills, which will benefit the Company and its Work.

C.	The Company wishes to engage the Consultant to provide to it the services noted in the attached Schedule “A” (the “Services”) on the terms and conditions hereinafter set forth.

D.	The Consultant agrees to provide the Services to the Company on the terms and conditions set out in this Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.	ENGAGEMENT OF SERVICES

1.1.	The Company hereby engages the Consultant to provide the Services and assist the Company with its Work as an independent contractor to the Company.

1.2.	The Consultant hereby represents and warrants to the Company that it and its employees and contractors have the required skills and expertise to perform the duties and exercise the responsibilities required in the performance of the Services.

1.3.	The Consultant shall be responsible for ensuring that it and its employees and contractors have an appropriate workplace to conduct the Services and all necessary tools to perform the Services.

1.4.	The Consultant understands and agrees that, in the performance of the Services, its and/or its employees and contractors’ names and/or likeness may be announced and circulated via public disclosure documents, social media, websites, meetings, appearances and public events of the Company. The Consultant understands that as a publicly traded entity, the Company has certain transparency obligations to its shareholders, stock exchanges, and other regulatory bodies, and has legal obligations to disclose the Consultant’s initial and ongoing relationship with the Company during the normal course of business.

________________

1 Certain information has been redacted: the omitted text sets forth the private resident of the consultant

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1.5.	The Consultant represents and warrants that neither the Consultant’s provision of Services under this Agreement nor any items delivered or provided to the Company in connection with providing the Services under this Agreement will infringe on any patents, copyrights, trademarks, trade secret rights, or other intellectual property rights of any third party. The Consultant additionally represents and warrants that by providing the Services under this Agreement, the Consultant will not breach any other agreement to which the Consultant is a party, including any non-competition or non-solicitation provision that would prevent the Consultant from performing all or part of the Services.

1.6.	The Consultant represents and warrants that there are currently no outstanding or anticipated claims or judgments against the Consultant by any person (including any former employee or contractor of the Contractor).

2.	TERM

2.1.	The term of this Agreement shall be for a period three (3) years (the “Term”), effective as of the 1st day of January, 2019, and expiring automatically on January 1, 2022 (the “Expiration Date”) unless terminated earlier as hereinafter provided (including termination any time before the end of the Term) or unless renewed or extended by mutual written consent of both parties prior to the Expiration Date. The parties may agree in writing that, after the Expiration Date, the Agreement will serve as a month-to-month agreement, subject to the terms and conditions herein. The parties agree to have this agreement apply retroactive to January 1, 2019, even though the agreement is signed after January 1, 2019, for the mutual benefit of both parties.

3.	STANDARD OF PERFORMANCE

3.1	The Consultant shall perform the Services honestly and in good faith, and in an efficient, prompt, professional, skillful and careful manner in accordance with industry methods, standards and practices. The Consultant shall be free to determine the means and methods of the provision of the Services required under this Agreement, but recognizes that the performance of the Services shall require the Consultant to dedicate a majority of its time to the Company. The performance of the Services is subject to the satisfaction of the Company and Board’s reasonable standards in this regard;

3.2	The Consultant shall carry out the Services in a timely manner, and in compliance with all legal, regulatory and stock exchange requirements, as applicable;

3.3	The Consultant reserves the right to refuse any request from the Company which may, in its reasonable opinion, violate any applicable United States of America (“U.S.A”) or Canadian Federal laws, U.S.A State laws or Canadian Provincial/Territorial laws.

3.4	The Company is aware that during the term of this Agreement, the Consultant and/or its employees or contractors may have and may continue to provide services to other companies and/or have financial or business interests in other companies. The Company agrees that Consultant and/or its employees or contractors may continue to devote time to such outside interests, provided that such interests do not conflict with or hinder Consultant’s ability to perform the Services under this Agreement.

3.5	The Consultant shall obtain, at its expense, all licenses, permits and registrations required for it to provide the Services.

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4.	NATURE OF RELATIONSHIP

4.1.	The parties acknowledge that the relationship between the Consultant and the Company is that of independent contractors. The Consultant is not an employee, agent or dependent contractor of the Company, nor are the Company and the Consultant partners or joint venturers with each other. Nothing in this Agreement shall be construed as making the Consultant and the Company partners or joint venturers, making the Consultant an employee, agent or dependent contractor of the Company, or imposing any liability as partner, joint venture, principal or agent on the Company or the Consultant, as the case may be. The Consultant shall not use the name of the Company or any of its affiliates in any advertisement, promotional or marketing material.

4.2.	The Consultant may provide services for and on behalf of third parties provided that the provision of such services by the Consultant, or employees or contractors of the Consultant who are providing the Services are outside the time such persons are required to be available to provide the Services and do not conflict with the Consultant’s responsibilities and obligations to the Company pursuant to this Agreement.

5.	REMUNERATION

5.1.	The Company shall pay the cash remuneration and provide the security consideration (the “Equity Consideration”) as described in Schedule “B” (collectively, the “Remuneration”) to the Consultant for the provision of the Services.

5.2.	In addition to the Remuneration, the Company shall also reimburse the Consultant, on a monthly basis, for disbursements (the “Disbursements”) associated with providing the Services upon receipt of an invoice or invoices, or such other documents agreed to by the Company, evidencing the Disbursements. The Disbursements will be limited to the foregoing:

(a)	travelling and other costs actually and properly incurred by the Consultant in connection with the Consultant’s duties hereunder, up to a maximum of $40,000.00 per month (the “Authorized Amount”), subject to the Company’s available cash on hand exceeding CDN$1,000,000 during that month, failing which, the Authorized Amount shall be reduced by 50%. Any costs that exceed the Authorized Amount in any month shall be subject to pre-approval by the management of the Company prior to any reimbursement. Both parties recognize that, as the financial condition of the Company improves or deteriorates, this amount may be increased or decreased without making changes to this document and without such changes constituting a termination of this Agreement, provided the Company makes the Consultant aware of the changed amount;

(b)	specialized training and/or educational costs as authorized by the Company for the enhancement of any Services, up to a maximum of $7,500.00 per year; and

(c)	mileage allowance for personal vehicle use at $0.55/km when the Consultant is required to use own vehicle for business purposes.

5.3.	It is understood by the Consultant that any Equity Consideration issued by the Company as part of the Remuneration will not be, and has not been, registered under the U.S.A Securities Act of 1933, as amended, and may not be offered or sold in the U.S.A absent registration or an applicable exemption from registration requirements. Any Equity Consideration and all related share issuances will be in compliance with all applicable regulations in the U.S.A and Canada. The Equity Consideration issued will be subject to a hold period in Canada of not less than four months and one day, or for any resales possible into the U.S.A under Rule 144, not less than six months and one day. Hold periods may be longer if regulations so stipulate.

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6.	CONFIDENTIALITY

6.1.

The Consultant shall not, either during the continuance of its contract hereunder, or at any time thereafter, disclose the private affairs of the Company and/or any subsidiary of the Company (a “Subsidiary”), or any trade secrets or intellectual property of the Company and/or a Subsidiary (together or separately and as described below, “Proprietary Information”), to any person other than the Directors of the Company or such other persons as authorized in writing by the Directors of the Company and further shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company and/or a Subsidiary any information it may acquire in relation to the business and affairs of the Company and/or a Subsidiary, unless required by law or authorized in writing by the Directors of the Company.

For the purposes of this Agreement, the term “Subsidiary” shall have the meaning ascribed to that term in National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators.

6.2.	Proprietary Information as that term is used herein shall include the following:

(a)	all knowledge, data and information which the Consultant may acquire from the documents and information disclosed to it by the Company, a Subsidiary, their respective employees, attorneys, consultants, independent contractors, clients or representatives whether orally, in written or electronic form, or on electronic media including, by way of example and not by limitation, any products, customer lists, supplier lists, marketing techniques, technical processes, formulae, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas, business models, industrial designs, reports, data, patents, trademarks, trade secrets and copyrights, made or developed by the Company or a Subsidiary and related data and information related to the conduct of the business of the Company or a Subsidiary;

(b)	all discussions with officers, directors, employees, independent contractors, lawyers, consultants, clients, finance sources, customers or representatives of the Company or a Subsidiary and the fact that such discussions are taking place; and

(c)	for greater certainty, Proprietary Information shall not include matters of general public knowledge as disclosed on SEDAR or EDGAR, information legally received or obtained by the Consultant from a third party or parties without a duty of confidentiality, and information independently known or developed by the Consultant without the assistance of the Company, provided that the Consultant advises the Company of such information within one week of receiving such information.

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7.	TERMINATION

7.1.	This Agreement may be terminated immediately by the Company or the Consultant without notice or any other obligation (except for the Monthly Fee prorated to the day immediately before such termination) if either party breaches the Agreement. A breach may include, but is not limited to, the following:

(a)	The Company or the Consultant shall commit any material breach of any of the provisions herein contained; or

(b)	The Company or the Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

(c)	The Company or the Consultant shall become bankrupt or make any arrangements or composition with its creditors; or

(d)	The Company or the Consultant shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect the Company’s ability to continue to operate or the Consultant’s ability to perform the Services, as applicable.

7.2.	This Agreement may be terminated by the Consultant at any time for convenience by providing three (3) month’s prior written notice.

7.3.	This Agreement may be terminated by the Company at any time for convenience by:

(a)	providing [**][2] prior written notice; or

(b)	providing a lump sum termination break fee payment (“Termination Break Fee Payment”) to the Consultant in the amount equal to fifteen (15) times the Monthly Fee (as defined in Schedule “B” to this agreement) plus GST.

Provided the Company provides the above notice under 7.3(a) or Termination Break Fee Payment under 7.3(b), the Company shall have no further obligation to the Consultant and its employees and contractors.

7.4.	Notwithstanding any compensation provided under the termination provisions of this Agreement, and subject to section 7.6 below, should a change of control (“Change of Control”) occur in the Company during the Term of this Agreement or within 6 months after the earlier of the following: i) the Expiration Date; ii) the date on which the Consultant terminates the agreement under section 7.1; iii) the date on which the Consultant gives notice under section 7.2; or iv) the date on which the Company gives notice under section 7.3; then:

(a)	the Company shall be obligated to pay the Consultant a lump sum payment in the amount equal to [**][3] the Monthly Fee (as defined in Schedule “B” to this agreement); and

(b)	any stock options or warrants to purchase common stock, as referred to in all existing and future agreements between the Company and the Consultant, granted to the Consultant (including any award that resulted from a substituted or replacement of equity awards upon Change of Control) shall become immediately vested and exercisable.

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2 Certain information has been redacted: the omitted text sets forth the severance payable for termination without cause

3 Certain information has been redacted: the omitted text sets forth the severance payable upon a change of control

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7.5.	For the purposes of section 7.4, a Change of Control means any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of the Company or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)	The Company is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Company or of such Person into which the Voting Stock of the Company has been converted;

(c)	The capital of the Company is reorganized and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company;

(d)	The Company sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Company; or

(e)	During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof. For the purposes of this clause:

i.	Each director who, during any such period, is elected or appointed as a director of the Company with the approval of at least a majority of the voting shareholders of the Company will be deemed to be an Incumbent Director;

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ii.	An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with the Company at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of the Company into or with another person, a reorganization of the capital of the Company or the acquisition of the Company as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of the Company is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of the Company immediately prior to such transaction; and

iii.

References to the Company shall include successors to the Company as a result of any amalgamation, merger, consolidation or reorganization of the Company into or with another body corporate or other legal Person.

7.6.	In the event that the Company becomes financially distressed, it is accepted that the Consultant will have failed in performing the Services to the extent necessary to create value and revenue for the Company. In such circumstances, if a Change of Control or a Subsidiary Sale (as defined in section 8.1) is necessary in order to maintain the Company’s assets and/or shareholder value, the entitlement to the Change of Control payment noted under section 7.4 (a) or the Subsidiary Sale Entitlement noted under section 8.1, shall become null and void.

7.7.	Upon termination or expiration of this Agreement, for any reason, at the request of the Board of Directors of the Company, the Consultant and/or its employees or consultant shall forthwith resign any position or office which it/he then holds with the Company or any Subsidiary of the Company. The provisions of sections on Proprietary Information and on confidentiality shall survive the termination or expiration of this Agreement.

7.8.	Upon termination or expiration of this Agreement, for any reason, the Consultant must immediately return to the Company all correspondence, information, reports, emails, phone recordings or transcripts, notes, Consultant contact information, and all other materials related to the work performed for the Company including all Proprietary Information during the contract period.

(a)	All such materials and information as referred to in section 6.2, above, are the exclusive property of the Company. After returning, transmitting or otherwise sending such information to the Company, Consultant must destroy any and all remaining copy(ies) or records of same.

(b)	All such materials and information as referred to in section 6.2 were obtained during the time of the paid contract with the Company, and may not be shown, lent, given, discussed or in any way disclosed with or to any other party as per the terms of the contract. The Proprietary Information Consultant gained or had access to during the period of the contract is the exclusive property of the Company and section 6 of this Agreement, which governs such Proprietary Information, shall survive the termination of this Agreement.

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8.	SUBSIDIARY SALE

8.1.	Notwithstanding any compensation provided under the termination provisions of this Agreement, and subject to section 7.6 above, should there be a sale of any of the Company’s subsidiaries (each such sale being a “Subsidiary Sale”) either during the Term of this Agreement or within 6 months after the earlier of the following: i) the Expiration Date; ii) the date on which the Consultant terminates the agreement under section 7.1; iii) the date on which the Consultant gives notice under section 7.2; or iv) the date on which the Company gives notice under section 7.3, then, the Company shall be obligated to pay the Consultant a one-time lump sum payment in the amount equal to 2% of the total value of such Subsidiary Sale (the “Subsidiary Sale Entitlement”). The Subsidiary Sale Entitlement shall mirror the consideration provided to the Company by the purchaser of the subsidiary (the “Purchaser”), for further clarity, should the Company be issued:

(a)	share consideration of the Purchaser, the Consultant will receive a Subsidiary Sale Entitlement that is equal to 2% of the number of shares of the Purchaser issued to the Company;

(b)	a combination of share consideration of the Purchaser and cash, the Consultant will receive a Subsidiary Sale Entitlement that is equal to 2% of the number of shares of the Purchaser issued to the Company and 2% of the cash value paid to the Company; and

(c)	cash consideration only, the Consultant will receive a Subsidiary Sale Entitlement that is equal to 2% of the cash value paid to the Company.

The Subsidiary Sale Entitlement shall be paid to the Consultant within 90 days of completion of the Subsidiary Sale. The Company shall be responsible for the payment of any applicable GST or HST payable on the Subsidiary Sale Entitlement and the Consultant shall be responsible to pay all other taxes associated with the Subsidiary Sale Entitlement.

8.2.	For the purposes of section 8.1, a Subsidiary Sale means any of the following events:

(a)	If any individual, partnership, company, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to more than fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of a Subsidiary or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) or more of the votes exercisable by holders of voting stock, or have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(b)	A Subsidiary is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, a Person who previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Subsidiary, either alone or together with any other persons with whom it is acting jointly or in concert, is now, either alone or together with any other persons with whom it is acting jointly or in concert, entitled to hold more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of a Subsidiary or of such Person into which the Voting Stock of a Subsidiary has been converted;

(c)	The capital of a Subsidiary is reorganized and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Subsidiary, now as a result of such reorganization, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of a Subsidiary;

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(d)	A Subsidiary sells or otherwise transfers all or substantially all of its assets to another Person and a Person, together with any other persons with whom it is acting jointly or in concert, which previously held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Subsidiary, now as a result of such sale or transfer, holds securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Subsidiary; or

(e)	During any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of a Subsidiary cease for any reason to constitute at least a majority thereof. For the purposes of this clause:

i.	Each director who, during any such period, is elected or appointed as a director of a Subsidiary with the approval of at least a majority of the Incumbent Directors will be deemed to be an Incumbent Director;

ii.	An “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with a Subsidiary at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of a Subsidiary into or with another person, a reorganization of the capital of a Subsidiary or the acquisition of a Subsidiary as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of a Subsidiary is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of a Subsidiary immediately prior to such transaction; and

iii.	References to a Subsidiary shall include successors to a Subsidiary as a result of any amalgamation, merger, consolidation or reorganization of a Subsidiary into or with another body corporate or other legal Person.

9.	NON-SOLICITATION

9.1.	The Consultant will gain knowledge of the Company and its Subsidiary’s business and will form a close working relationship with their respective clients, suppliers, and employees which knowledge could be used to injure the Company and/or the Subsidiaries if made available to a competitor or used for competitive purposes.

9.2.	The Consultant agrees that during the engagement and for a period of six (6) months after the termination of the engagement hereunder, howsoever brought about, the Consultant will not solicit or attempt to solicit any of the Company’s or Subsidiaries’ clients, provided that following the termination of the Consultant’s engagement, this clause shall only apply in respect of such clients with whom the Consultant had serviced or solicited during the twelve (12) month period immediately preceding the termination of the Consultant’s engagement.

9.3.	The Consultant agrees that during its engagement and for a period of six (6) months following termination of engagement hereunder, howsoever brought about, the Consultant will not solicit or attempt to solicit any employee of the Company that causes or is attempted to cause such employees to cease or reduce the employment provided to the Company by such employees, provided that following the termination of the Consultant’s engagement, this provision shall only apply in respect of such employees with whom the Consultant worked with during the twelve (12) month period immediately preceding the termination of the Consultant’s engagement.

9.4.	The Consultant acknowledges and agrees that all of the restrictions contained in section 9 are necessary and fundamental to the protection of the business of the Company and that all such restrictions are fair, reasonable and valid given the nature of the Company’s business and the Consultant’s position within that business. The Consultant hereby waives all defences to the strict enforcement thereof. The Consultant further confirms that these obligations will not unduly preclude Consultant from becoming gainfully contracted or from otherwise working following the termination of this Agreement.

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10.	NOTICE

10.1.	Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

10.2.	The parties agree that any written notice may be given, in lieu of registered post, by way of email, fax, scan or such other electronic transmission if forwarded to the following contact particulars:

For the Company:

Address: 100 – 740 McCurdy Road, Kelowna, BC V1X 2P7

Email: jdocherty@lexariabioscience.com

Fax: 250-7695-2599

For the Consultant:

Address: [**]4

Email: cbunka@lexariabioscience.com

Fax: _________________________

11.	PAYMENT OF TAXES AND OTHER CHARGES, AND INDEMNITY BY CONSULTANT

11.1.	The Consultant shall be solely responsible for and shall indemnify the Company from any and all taxes, governmental charges, interest, penalties and other claims by a government entity or any other person (including current and former employees and contractors of the Consultant) arising out of the Consultant’s activities with respect to this Agreement, including, but not limited to, harmonized sales tax, provincial sales tax, income tax, Canada Pension Plan contributions, Employment Insurance premiums, employer health tax, workers compensation contributions and any other taxes and statutory withholdings payable by Consultant and/or that were not withheld, deducted or remitted by the Company on behalf of the Consultant and/or its employees or contractors. The Company shall not be required to make any payment or contribution in respect of taxes payable by the Consultant or its employees or contractors. The Consultant shall maintain records in respect of income taxes, sales tax, employer health tax, employment insurance premiums, Canada Pension Plan and workers compensation contributions relating to the provision of Services hereunder, including for the Consultant’s employees and contractors.

11.2.	The Consultant shall indemnify and save harmless the Company from and against any and all claims, charges, demands, loss, damages, costs, penalties or expenses arising as a result of (a) the Consultant’s failure to provide the Services in a timely fashion, (b) a breach the Consultant’s representations, warranties or covenants in this Agreement, (c) death or personal injury caused by the Consultant’s negligence or wilful misconduct, (d) physical loss or damage to the Company’s property or premises caused by the Consultant’s negligence or wilful misconduct, and (e) the Consultant’s infringement or violation of the proprietary or intellectual property rights of any third party.

________________

4 Certain information has been redacted: the omitted text sets forth the private residence of the consultant

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12.	INSURANCE

12.1.	The Consultant assumes all risk and liability for personal injury or damage to personal property in the carrying out of this Agreement and for which adequate levels of insurance coverage is deemed to have been obtained by the Consultant. Without limiting the generality of the foregoing, the Consultant is responsible for automobile insurance in respect of any vehicle used by the Consultant or its employees, and any applicable workers’ compensation or other liability insurance.

13.	MISCELLANEOUS

13.1.	This Agreement may not be assigned by either party without the prior written consent of the other.

13.2.	The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

13.3.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective directors, officers, heirs, executors, administrators, successors and permitted assigns. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

13.4.	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, Canada.

13.5.	With the exception of any previously granted options or restricted stock, the parties agree that any and all previous agreements, written or oral, entered into between the parties hereto or on their behalf relating to the engagement of the Consultant by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

13.6.	Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

13.7.	This Agreement may only be amended, upon approval by the Board of Directors of the Company and by an instrument in writing signed by both parties.

13.8.	This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State/Province, and Federal levels in both Canada and the United States. In the event that there is a dispute between the Company and Consultant, Consultant agrees to allow such dispute to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Lexaria Bioscience Corp.

“John Docherty”

Authorized Signatory

“Allan Spissinger”

Authorized Signatory

C.A.B. Financial Services Ltd.

“Chris Bunka”

Authorized Signatory

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SCHEDULE “A”

The Services shall include the following:

(a)	Developing and expanding the Company’s new and existing product pipeline based on its current proprietary technologies, and implementing new technologies as they become available with a continued focus on improving and optimizing speed and extent of drug delivery and flavour profile;

(b)	Assisting the Company and its licensees on achieving successful commercial production with definitive deadlines for commencement and anticipated royalty payments;

(c)	Maintaining and developing the Company’s communications and marketing materials with a goal of establishing a consistent message that is associated with the Company’s brands;

(d)	Identifying, researching, evaluating and completing transactions for capital raising and/or strategic collaborations with suitable third-parties, all of which create value for the Company;

(e)	Assisting in the management and development of the Company’s subsidiaries and parent company including day-to-day operations, evaluating and implementing supply chain efficiencies and facilitating distribution and sales growth;

(f)	Operating as the Chief Executive Officer (the “CEO”);

(g)	Serving the Company (and/or such subsidiary or subsidiaries of the Company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors or senior management of the Company and shall perform such duties and exercise such powers as may from time be determined by resolution of the Board of Directors, as an independent contractor;

(h)	Work as needed with lawyers, partners, shareholders and other stakeholders; and

(i)	Fulfill all duties expected of the Consultant for a biotechnology/bioscience company and any other duties that should be reasonably expected by and at the pleasure of the Board of Directors.

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SCHEDULE “B”

The Remuneration issuable to the Consultant shall consist of the following:

1.	the sum of CDN$23,500 plus Goods and Services Tax (GST) per month, payable the last day of each calendar month (the “Monthly Fee”), together with any such increments or performance based incentives thereto as the Board of Directors of the Company may from time to time determine and approve. The Consultant has the GST number 121887822RT0001;

2.	an annual increase to the Monthly Fee equal to 1.25x the prior calendar rate of inflation as published by the Bank of Canada, beginning January 1, 2020, and on each subsequent anniversary thereafter until the end of the Term;

3.	the Consultant shall be eligible to receive a Performance-Based Incentive of up to 50% of an amount equal to twelve times (12x) the Monthly Fee based upon completion in part or in whole of a series of performance criteria to be determined and assessed by the Board of Directors each year hereunder. Notwithstanding anything to the contrary, any Performance-Based Incentive payable to Consultant will be at the sole discretion of the Company’s Board of Directors, acting reasonably, subject to the following criteria:

a.	the Company will have clearly communicated to the Consultant the specific tasks which need to be completed in order to receive Performance-Based Incentive;

b.	the Company will have clearly communicated to the Consultant the specific deadlines for completing the Company’s objectives;

c.	the fulfillment of the performance criteria by the Consultant will be done in a manner that ensures that the Company’s reputation and goodwill is not depreciated.

4.	options entitling the Consultant to purchase voting shares of the Company at a price equal to the market price on the date of issuance of such options, if and as determined appropriate by the disinterested Directors upon annual review; and

5.	if deemed appropriate by the board of the Company, participation in any Lexaria profit sharing plan that includes participation by consultants. Details of any such profit sharing plan(s) will be provided in separate documents.

If so requested by the Consultant, and through calculation with the Consultant, and the Consultant’s and the Company’s approval, with such approval from the Company not being unreasonably withheld, at the time of any equity award consideration that may be paid to the Consultant hereunder, such equity award shall be subject to a reduction in the equity issued to the Consultant per grant to be paid instead as cash proportional to the tax liability to be incurred by the Consultant at the time of the award. The Company will withhold from payment to the Consultant that fraction of the equity that would correspond to the Federal and Provincial income tax payments otherwise payable by the Consultant specifically with respect to each award only, and Consultant agrees that such a hybrid payment of cash and equity would fulfill the obligations of the Company with respect to each affected award. The intent of this partial cash payment would be to provide cash compensation to Consultant in the proportionate amount of the equity award and it is expressly agreed that it remains the sole responsibility of Consultant to remit all amounts due to Provincial and Federal tax authorities.

The Consultant shall not be entitled to participate in, or receive any benefits from, any employee benefit programs or plans operated by the Company (including without limitation, vacation pay, statutory holidays and health benefits).

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